Exhibit 5.1

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606-0089

www.dlapiper.com

T 312.368.4000

F 312.236.7516

May 15, 2025

Board of Trustees

Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Issuance of up to 13,000,000 Common Shares

Ladies and Gentlemen:

We have served as special counsel to Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the sale of up to 13,000,000 shares (the “Securities”) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), pursuant to the terms of that certain distribution agreement, dated as of May 15, 2025 (the “Distribution Agreement”), by and between the Company, ERP Operating Limited Partnership, an Illinois limited partnership, and JPMorgan Chase Bank, National Association, Barclays Bank PLC, Bank of America, N.A., Bank of Montreal, The Bank of New York Mellon, Deutsche Bank AG, London Branch, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Royal Bank of Canada and The Bank of Nova Scotia (in their capacities as forward purchasers) and J.P. Morgan Securities LLC, Barclays Capital Inc., BofA Securities, Inc., BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Deutsche Bank Securities Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. (in their capacities as agents and/or principals and in their capacities as agents for the forward purchasers). The Securities have been registered on a Registration Statement on Form S-3 (File No. 333-287237) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 13, 2025.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Registration Statement;
(b)
an executed copy of the Distribution Agreement;
(c)
the prospectus supplement, dated May 15, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated May 13, 2025 (collectively, the “Prospectus”);
(d)
the Articles of Restatement of Declaration of Trust of the Company, as amended, supplemented and restated (the “Declaration”), as certified as of the date hereof by the Secretary of the Company;

Board of Trustees

Equity Residential

May 15, 2025

(e)
the Ninth Amended and Restated Bylaws of the Company, as certified as of the date hereof by the Secretary of the Company;
(f)
the resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to (i) the ATM Offering, (ii) the authorization, execution and delivery of the Distribution Agreement and the transactions contemplated thereby, and (iii) the registration and sale of the Securities, as certified as of the date hereof by the Secretary of the Company;
(g)
an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;
(h)
the certificate of the State Department of Assessments and Taxation (the “SDAT”) as to the existence and good standing of the Company in the State of Maryland, dated May 15, 2025 (the “Good Standing Certificate”); and
(i)
such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness and validity of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company, and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)
the Company is a real estate investment trust validly existing under the laws of the State of Maryland and is in good standing with the SDAT; and
(2)
the Securities have been duly authorized and, when and to the extent issued against payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, and the terms of the Distribution Agreement, will be validly issued and fully paid and non-assessable.

The opinion in paragraph 1 with respect to existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Securities will not be issued or sold in violation of Article VII of the Declaration, and (ii) that, upon issuance of the Securities, the total number of Common Shares issued and outstanding will not exceed the total

Board of Trustees

Equity Residential

May 15, 2025

number of Common Shares that the Company is then authorized to issue under the Declaration. The foregoing opinions are limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the substantive laws of the State of Maryland, we do not express any opinion on such matter.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion letter is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)